EXHIBIT 5.1

[LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]

November 18, 2004

Impac Mortgage Holdings, Inc.

1401 Dove Street

Newport Beach, California 92660

Re:	Impac Mortgage Holdings, Inc.

Registration Statements on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with the public offering by the Company of up to 4,300,000 shares of the Company’s 9.125% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, $.01 par value per share (the “Shares”), of which up to 300,000 shares may be purchased to cover over-allotments, if any, pursuant to a registration statement on Form S-3, as amended, (Registration No. 333-111517) and a registration statement on Form S-3 filed pursuant to Rule 462(b) (Registration No. 333-120590) of the Securities Act of 1933, as amended (the “Securities Act”)(collectively, the “Registration Statement”), the prospectus dated January 9, 2004 constituting part of the Registration Statement and the prospectus supplement thereto dated November 18, 2004 (the “Prospectus Supplement”), each filed under the Securities Act. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Charter (including the Articles Supplementary designating the rights, preferences, privileges and restrictions of the Shares as filed with the Maryland Department of Assessments and Taxation on November 18, 2004) and Bylaws, each as amended, resolutions dated November 9, 2004 of the Board of Directors of the Company, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records, and other documents. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the provisions of the Maryland General Corporation Law, including the applicable provisions of the Constitution of Maryland and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Kirkpatrick & Lockhart LLP

Impac Mortgage Holdings, Inc.

November 18, 2004

We hereby consent to the filing of this opinion as an exhibit to that certain Form 8-K, dated November 18, 2004 and to its incorporation by reference into the Registration Statement. We also consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consents we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP